Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2012 Financial Results

  Record Q3 Revenue - 19% increase over prior year
  Record Q3 Earnings Per Share
    GAAP of $0.62 (38% increase over prior year)
    Non-GAAP of $0.65 (36% increase over prior year)
  Record Backlog of $1.1 billion
  Company raises FY 2012 Revenue guidance to $765 - $780 million (17% - 19% growth)
  Company raises FY 2012 Earnings guidance to $2.33 - $2.43 per share (27% - 32% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--April 24, 2012--OSI Systems, Inc. (NASDAQ: OSIS), a vertically integrated provider of solutions in Security, Healthcare, and specialized electronics, today announced financial results for the third quarter ended March 31, 2012.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are very pleased to report that our third quarter was a remarkable and transformative quarter. First, we achieved both record revenue and profitability as each of our divisions delivered strong results. Second, our Security division won a six-year turnkey screening services agreement with Servicio de Administración Tributaria (SAT), Mexico’s tax and customs authority, valued at approximately $900 million. And third, our Rapiscan RTT® (Real Time Tomography) ultra-high speed, checked baggage screening system has been certified by the European Civil Aviation Conference (ECAC) by passing its Standard 3 threat detection as the industry’s fastest baggage screening system.”

The Company reported revenues of $208 million for the third quarter of fiscal 2012, an increase of 19% as compared to the same period a year ago. Net income for the third quarter of fiscal 2012 was $12.6 million, or $0.62 per diluted share, compared to net income of $8.8 million, or $0.45 per diluted share, for the third quarter of fiscal 2011.

For the nine months ended March 31, 2012, the Company reported revenues of $558 million, an increase of 18% as compared to the same period a year ago. Net income for the nine months ended March 31, 2012 was $29.6 million, or $1.46 per diluted share, compared to net income of $21.4 million, or $1.10 per diluted share, for the nine months ended March 31, 2011.

Excluding the impact of restructuring and other charges, net income for the third quarter of fiscal 2012 would have been $13.2 million, or $0.65 per diluted share, compared to net income of $9.4 million, or $0.48 per diluted share, for the third quarter of fiscal 2011 and net income for the nine months ended March 31, 2012 would have been $30.3 million, or $1.50 per diluted share, compared to net income of $22.8 million, or $1.18 per diluted share, for the nine months ended March 31, 2011. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of restructuring and other charges, thus providing additional insight into the on-going operations of the Company.

As of March 31, 2012, the Company’s backlog was approximately $1.1 billion compared to $0.3 billion as of June 30, 2011, an increase of 263%. Excluding the SAT agreement, the backlog is approximately $0.4 billion.

During the nine months ended March 31, 2012, the Company generated cash flow from operations of $86 million.

Mr. Chopra continued, "During the third quarter our Security division continued to see excellent growth as revenues increased 27% to a record $112 million and the SAT agreement drove the division’s backlog to over $1 billion. Our record backlog, the European certification of our Rapiscan RTT® ultra-high speed, checked baggage screening system and a robust opportunity pipeline, provide a tremendous outlook for our Security division.”

Mr. Chopra added, “Our Healthcare division generated record third quarter profits as operating income increased 175% on revenue growth of 10% highlighting the substantial leverage of this business. We continued to see an improved U.S. market, our most profitable region, which positions us well for continued top line growth and margin expansion.”

Fiscal Year 2012 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company is raising its annual revenue guidance from $750 million - $770 million to between $765 million - $780 million. In addition, the Company is raising its fiscal 2012 earnings guidance and expects earnings per diluted share to increase at a rate of 27% - 32% to between $2.33 to $2.43, excluding the impact of restructuring and other non-recurring charges. In addition, the impact of the agreement with SAT is not considered in the Company’s guidance pending further clarity on expected timing.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00 am PT (12:00 pm ET) today to discuss its results for the third quarter of fiscal 2012. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00 pm PT (3:00 pm ET) until May 8, 2012. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘83590372’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control, that may cause actual results to differ materially from those described in or implied by any forward-looking statement. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

OSI SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2011	2012	2011	2012
Revenues	$174,931	$208,439	$472,671	$557,749
Cost of goods sold	112,678	139,308	303,497	369,937

Gross profit	62,253	69,131	169,174	187,812

Operating expenses:
Selling, general and administrative expenses	37,116	37,063	103,050	107,409
Research and development	12,436	12,932	33,509	35,358
Restructuring and other charges	905	931	2,064	931

Total operating expenses	50,457	50,926	138,623	143,698

Income from operations	11,796	18,205	30,551	44,114
Interest expense and other, net	612	(792)	(484)	(2,312)

Income before income taxes	12,408	17,413	30,067	41,802
Provision for income taxes	3,642	4,838	8,691	12,165

Net income	$8,766	$12,575	$21,376	$29,637

Diluted earnings per share	$0.45	$0.62	$1.10	$1.46

Weighted average shares outstanding - diluted	19,687	20,433	19,424	20,253

CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	March 31,
	2011	2012
Assets
Cash and cash equivalents	$55,619	$90,787
Accounts receivable, net	136,716	157,830
Inventories	169,634	202,452
Other current assets	43,317	34,897
Total current assets	405,286	485,966
Non-current assets	179,630	235,775
Total Assets	$584,916	$721,741

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$80,887	$80,715
Other current liabilities	80,094	74,278
Total current liabilities	160,981	154,993
Long-term debt	2,756	2,579
Other long-term liabilities	36,379	145,570
Total liabilities	200,116	303,142

Total shareholders’ equity	384,800	418,599

Total Liabilities and Equity	$584,916	$721,741

Segment Information
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2012	2011	2012
Revenues – by Segment Group:
Security Group	$88,173	$111,796	$215,973	$273,370
Healthcare Group	51,114	56,333	152,837	162,046
Optoelectronics and Manufacturing Group including intersegment revenues	47,865	49,976	137,458	154,426
Intersegment revenues elimination	(12,221)	(9,666)	(33,597)	(32,093)
Total	$174,931	$208,439	$472,671	$557,749

Operating income (loss) – by Segment Group:
Security Group	$8,177	$10,557	$17,292	$22,403
Healthcare Group (i)	2,274	6,254	10,536	16,977
Optoelectronics and Manufacturing Group (ii)	4,284	3,558	11,975	12,947
Corporate	(2,805)	(2,552)	(8,053)	(8,458)
Eliminations	(134)	388	(1,199)	245
Total	$11,796	$18,205	$30,551	$44,114

(i)	Includes restructuring and other charges of $0.8 million and $1.2 million, respectively, for the three and nine months ended March 31, 2011.
(ii)	Includes restructuring and other charges of $0.9 million for the three and nine months ended March 31, 2012.

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)
(Unaudited)

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
	2011		2012		2011		2012
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$8,766	$0.45	$12,575	$0.62	$21,376	$1.10	$29,637	$1.46

Restructuring and other charges, net of tax	639	0.03	672	0.03	1,467	0.08	660	0.04

Non-GAAP basis	$9,405	$0.48	$13,247	$0.65	$22,843	$1.18	$30,297	$1.50

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
(310) 349-2237
avashishat@osi-systems.com